As filed with the Securities and Exchange Commission on October 27, 2014

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORACLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-2185193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Oracle Parkway

Redwood City, California 94065

(Address of Principal Executive Offices, Including Zip Code)

1706045 Ontario Limited Stock Option Plan

LiveLOOK, Inc. 2008 Equity Incentive Plan

MICROS Systems, Inc. 1991 Stock Option Plan, as amended

TOA Technologies, Inc. Fourth Amended and Restated 2003 Incentive Plan

(Full title of the plan)

Dorian Daley

Senior Vice President, General Counsel & Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(Name and address of agent for service)

(650) 506-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (5)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, under the 1706045 Ontario Limited plan (1)	26,188	$16.27 (6)	$426,079	$49.51
Common Stock, par value $0.01 per share, under the LiveLOOK plan(2)	7,395	$3.49 (7)	$25,809	$3.00
Common Stock, par value $0.01 per share, under the MICROS Systems plan(3)	1,729,757	$30.54 (8)	$52,826,779	$6,138.47
Common Stock, par value $0.01 per share, under the TOA Technologies plan(4)	282,311	$13.16 (9)	$3,715,213	$431.71

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of Oracle Corporation (the “Registrant”), par value $0.01 (the “Common Stock”) issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on October 23, 2014, of the transactions contemplated by the Stock Purchase Agreement, dated as of September 13, 2014, by and among the Registrant, Friar Acquisition, Inc., a subsidiary of Registrant, 1706045 Ontario Limited and certain other parties thereto.
(2)	This Registration Statement also registers the issuance of Common Stock issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on July 10, 2014, of the transaction contemplated by the Agreement and Plan of Merger, dated as of June 18, 2014, by and among OC Acquisition LLC, a subsidiary of Registrant, LiveLOOK, Inc. and certain other parties thereto.
(3)	This Registration Statement also registers the issuance of Common Stock issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on September 8, 2014, of the transaction contemplated by the Agreement and Plan of Merger, dated as of June 22, 2014, by and among OC Acquisition LLC, a subsidiary of Registrant, MICROS Systems, Inc. and certain other parties thereto.
(4)	This Registration Statement also registers the issuance of Common Stock issuable pursuant to equity awards assumed by the Registrant as a result of the consummation on September 17, 2014 of the transaction contemplated by the Agreement and Plan of Merger, dated as of July 28, 2014, by and among OC Acquisition LLC, a subsidiary of Registrant, TOA Technologies, Inc. and certain other parties thereto.
(5)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(6)	The proposed maximum offering price per share is based on $16.27, the weighted average exercise price per share of the outstanding options to purchase 26,188 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.
(7)	The proposed maximum offering price per share is based on $3.49, the weighted average exercise price per share of the outstanding options to purchase 7,395 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.
(8)	The proposed maximum offering price per share is based on $30.54, the weighted average exercise price per share of the outstanding options to purchase 1,729,757 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.
(9)	The proposed maximum offering price per share is based on $13.16, the weighted average exercise price per share of the outstanding options to purchase 282,311 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014 filed with the Commission on June 26, 2014 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2014 filed with the Commission on September 23, 2014 pursuant to Section 13 of the Exchange Act.

3. Each of the Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on June 19, 2014, June 24, 2014, July 3, 2014, July 8, 2014, September 18, 2014, and September 23, 2014, only to the extent filed and not furnished.

4. The description of the Registrant’s Common Stock included in the Registrant’s registration statement on pages 7 through 8 of Form S-3 (Reg. No. 333-187919), filed with the Commission on April 15, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Brian S. Higgins, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Vice President, Associate General Counsel and Assistant Secretary of the Registrant and holds employee stock options to purchase Common Stock of the Registrant.

Item 6.    Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors and officers.

The Registrant has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the indemnification of such directors or officers, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	1706045 Ontario Limited Stock Option Plan

99.2	LiveLOOK, Inc. 2008 Equity Incentive Plan

99.3	MICROS Systems, Inc. 1991 Stock Option Plan, as amended

99.4	TOA Technologies, Inc. Fourth Amended and Restated 2003 Incentive Plan

Item 9.    Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 27th day of October, 2014.

ORACLE CORPORATION

By:	/S/ DORIAN DALEY
Name:	Dorian Daley
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Safra A. Catz and Dorian Daley, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAFRA A. CATZ Safra A. Catz	Chief Executive Officer and Director (Principal Executive and Financial Officer)	October 27, 2014

/S/ MARK V. HURD Mark V. Hurd	Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2014

/S/ WILLIAM COREY WEST William Corey West	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	October 27, 2014

/S/ LAWRENCE J. ELLISON Lawrence J. Ellison	Executive Chairman of the Board of Directors and Chief Technology Officer	October 27, 2014

/S/ JEFFREY O. HENLEY Jeffrey O. Henley	Executive Vice Chairman of the Board of Directors	October 27, 2014

/S/ JEFFREY S. BERG Jeffrey S. Berg	Director	October 27, 2014

/S/ H. RAYMOND BINGHAM H. Raymond Bingham	Director	October 27, 2014

/S/ MICHAEL J. BOSKIN Michael J. Boskin	Director	October 27, 2014

/S/ BRUCE R. CHIZEN Bruce R. Chizen	Director	October 27, 2014

/S/ GEORGE H. CONRADES George H. Conrades	Director	October 27, 2014

/S/ HECTOR GARCIA-MOLINA Hector Garcia-Molina	Director	October 27, 2014

/S/ NAOMI O. SELIGMAN Naomi O. Seligman	Director	October 27, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	1706045 Ontario Limited Stock Option Plan

99.2	LiveLOOK, Inc. 2008 Equity Incentive Plan

99.3	MICROS Systems, Inc. 1991 Stock Option Plan, as amended

99.4	TOA Technologies, Inc. Fourth Amended and Restated 2003 Incentive Plan